UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 24, 2014

Global Geophysical Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34709 (Commission File Number)	05-0574281 (IRS Employer Identification No.)
13927 South Gessner Road Missouri City, TX (Address of principal executive offices)		77489 (Zip Code)

Registrant's telephone number, including area code:   (713) 972-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03     Bankruptcy or Receivership.

On March 25, 2014, Global Geophysical Services, Inc. (the “Company”) and certain of its subsidiaries, including Autoseis, Inc.; Global Geophysical EAME, Inc.; GGS International Holdings, Inc.; Accrete Monitoring, Inc.; and Autoseis Development Company (the Company and such subsidiaries, collectively, the “Debtors”) filed voluntary petitions for reorganization (the “Voluntary Petitions”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Court”). The filing by the Company is jointly administered under Case No. 14-20130 (the “Case”). The Debtors will continue to operate their business as “debtors in possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

In connection with filing the Voluntary Petitions, the Debtors filed motions seeking Court approval of a senior secured debtor-in-possession facility, as detailed in the commitment letter and term sheet (together,  the “DIP Commitment Documents”), among the Company, as borrower, each of the direct and indirect domestic subsidiaries of the Company designated therein, as guarantors, certain holders (collectively, the “Backstop Parties”) of the Company’s 10 1/2% Senior Notes due 2017 (the “Senior Notes”) and Wilmington Trust, National Association, as administrative agent (the “DIP Credit Facility”).  The definitive documents reflecting the terms and provisions set forth in the term sheet will be agreed upon after a hearing before the Court on the Initial DIP Loan (as described below.)  The summary of the DIP Credit Facility below is based on, and qualified by reference to, the DIP Commitment Documents attached as Exhibit 99.1.

The DIP Credit Facility would provide for a super-priority senior secured term loan facility in an aggregate principal amount of $60 million to be drawn upon in two or more tranches: (i) $25 million (the “Initial DIP Loan”) upon entry of the interim order of the Court (the “Interim Order”); and (ii) $35 million (the “Final DIP Loan” and, together with the Initial DIP Loan, the “DIP Loans”) upon entry of an order by the Court approving the loans on a final basis (the “Final Order”).

Borrowings under the DIP Credit Facility would be used for general corporate purposes of the Debtors during the Case (including payment of certain fees and expenses and any adequate protection payment), working capital, certain transaction fees, costs and expenses and certain other costs and expenses with respect to the administration of the Case.

The principal amounts outstanding under the DIP Credit Facility would bear interest based on applicable LIBOR rates plus 8.50% per annum (with a LIBOR floor of 1.5% per annum).  During the continuance of an event of default under the DIP Credit Facility, an additional default interest rate equal to 2% per annum would apply. The DIP Credit Facility also provides for certain additional fees payable to the agent and lenders.

The DIP Loans would mature on the earliest to occur of: (i) the fifteenth month anniversary of the commencement of the Case; (ii) 45 days after the entry of the Interim Order if the Final Order has not been entered prior to the expiration of such 45-day period; (iii) the consummation of any Section 363 sale; (iv) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which shall be no later than the “effective date”) of a plan of reorganization filed in the Case that is confirmed pursuant to an order entered by the Court; and (v) the acceleration of the loans and the termination of the commitment with respect to the DIP Loans in accordance with the DIP Commitment Documents.

The obligations of the Debtors under the DIP Credit Facility would be secured by (i) a first priority perfected pledge of all promissory notes owned by Debtors and all capital stock owned by the Debtors (subject to certain exceptions relating to foreign subsidiaries) and (ii) a first priority perfected security interest in all other assets owned by the Debtors, including, without limitation, accounts, inventory, equipment, owned and leased real estate and contracts, subject to certain exclusions to be set forth in the DIP Credit Facility.

The DIP Credit Facility would provide for representations and warranties, affirmative and negative covenants (including a budget variance covenant with a cushion of 115%), reporting requirements and events of default customary for similar debtor in possession financings and other representations and warranties, covenants, reporting requirements and events of default deemed by the Backstop Parties to be reasonably appropriate to the transaction.

Item 2.04     Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

By letter dated March 24, 2014, TPG Specialty Lending, Inc. (“TSL”), collateral agent, administrative agent and lender under the Financing Agreement, dated as of September 30, 2013, between the Company, as borrower, certain subsidiary guarantors listed therein, TSL, TPG SL SPV, LLC, Tennenbaum Opportunities Partners V, LP and Tennenbaum Opportunities Fund VI, LLC, as lenders, and Tennenbaum Capital Partners, LLC (the “Financing Agreement”), accelerated the payment of the Company’s obligations under the Financing Agreement. The Company previously reported a forbearance agreement with such lenders in its Current Report on Form 8-K filed on March 18, 2014.  The aggregate principal amount of debt outstanding under the Financing Agreement as of the date of acceleration was $81.765 million.  Under the indentures governing the Company’s 10 1/2% Senior Notes due 2017 (the “Indentures”) and some of its other debt obligations, the acceleration of the Company’s obligations under the Financing Agreement constitutes a cross default and will allow the holders of such debt to accelerate the respective obligations, subject to the provisions of the Bankruptcy Code.

Additionally, the filing of the Voluntary Petitions described in Item 1.03 above constitutes or may constitute an event of default or otherwise triggers or may trigger repayment obligations under the express terms of certain instruments and agreements relating to direct financial obligations of certain of the Debtors (the “Debt Documents”).  As a result of such an event of default or triggering event, all obligations under the Debt Documents, by the terms of the Debt Documents, have or may become due and payable, subject to the provisions of the Bankruptcy Code.  The Debtors believe that any efforts to enforce payment obligations against the Debtors under the Indentures or the Debt Documents are stayed as a result of the filing of the Voluntary Petitions in the Bankruptcy Court.  The material Debt Documents, and the approximate principal amount of debt currently outstanding thereunder, include the following:

•
$200 million aggregate principal amount of 10 1/2% Senior Notes due 2017 issued pursuant to the Indenture dated April 27, 2010, and $50 million aggregate principal amount of 10.5% Senior Notes due 2017 issued pursuant to the Indenture dated March 28, 2012, in each instance between the Company, the subsidiary guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as trustee, and as amended to date; and

•	Approximately $4.7 million, as of March 25, 2014, in capital leases relating to various pieces of equipment.

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 26, 2014, the Company received notice that the New York Stock Exchange, Inc. (the “NYSE”) had determined that  the listing of the Company’s common stock (the “Common Stock”) should be suspended immediately as a result of the filing of the Voluntary Petitions by the Debtors.  The NYSE announced that it had determined to commence proceedings to delist the Common Stock and the Company’s depositary shares (the “Depositary Shares”), each representing a 1/1000th interest in a share of the Company’s 11.5% Series A Cumulative Preferred Stock, based on NYSE Regulation Inc.’s determination that the Company is no longer suitable for listing

The last day that the Common Stock traded on the NYSE was March 25, 2014. The Company does not intend to take further action to appeal the NYSE’s decision. It is therefore expected that the Common Stock and Depositary Shares will be delisted after the completion of the NYSE’s application for delisting filed with the Securities and Exchange Commission.

Item 7.01     Regulation FD Disclosure.

In connection with hearings before the Court on March 27, 2014, the Debtors have filed certain financial information with the Court.  The information is attached hereto as Exhibits 99.3 and 99.4 and is incorporated herein by reference.  This current report (including the exhibits hereto or any information included therein) shall not be deemed an admission as to the materiality of any information required to be disclosed solely by reason of Regulation FD.

Court filings and other documents related to the Case are available on a separate website administered by the Company’s claims agent, PrimeClerk, at http://cases.primeclerk.com/ggs.

The Company is furnishing the information set forth under this Item 7.01 pursuant to Item 7.01, “Regulation FD Disclosure” of Form 8-K. The information furnished in this Item 7.01 (including Exhibits 99.3 and 99.4) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

FORWARD-LOOKING STATEMENTS

This current report on Form 8-K and the exhibit hereto may contain forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, which further identify the important risk factors that could cause actual results to differ materially from the forward-looking statements in this current report on Form 8-K and the exhibit hereto. The Company disclaims any obligations to update any forward-looking statements.

Item 8.01     Other Events.

On March 25, 2014, the Company issued a press release announcing the events described above in Item 1.03.  A copy of the press release is filed as Exhibit 99.2 to this report.

Item 9.01     Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Description

99.1
Commitment Letter, including Term Sheet, dated March 25, 2014, between the Company, as borrower, each of the direct and indirect domestic subsidiaries of the Company designated therein, as guarantors, and certain holders of the Borrowers’ 10 1/2% Senior Notes due 2017.

99.2	Press release issued by Global Geophysical Services, Inc. on March 25, 2014.

99.3	13-Week Budget.

99.4	Form of Supplemental Declaration filed with the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division on March 26, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Geophysical Services, Inc.

Dated: March 27, 2014	/s/ SEAN M. GORE
Sean M. Gore
Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1
Commitment Letter, including Term Sheet, dated March 25, 2014, between the Company, as borrower, each of the direct and indirect domestic subsidiaries of the Company designated therein, as guarantors, and certain holders of the Borrowers’ 10 1/2% Senior Notes due 2017.

99.2	Press release issued by Global Geophysical Services, Inc. on March 25, 2014.

99.3	13-Week Budget.

99.4	Form of Supplemental Declaration filed with the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division on March 26, 2014.